UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)                                                                           FEBRUARY 10, 2011

Commission File Number 001-33933
EXPLORE ANYWHERE HOLDING CORP.
 (Exact name of registrant as specified in its charter)

Nevada	88-0319470
State or other jurisdiction of	(I.R.S. Employer
incorporation or organization	Identification No.)

6150 West 200 South, #3, Wabash, Indiana	46992
 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 877.539.5644

ITEM 5.02 – ELECTION OF DIRECTORS

Effective February 9, 2011, the Board of Directors (the “Board”) of Explore Anywhere Holding Corp., a Nevada corporation (the “Company”) elected Mr. Oliver Nelson (age 27) as CEO of the Company.

Mr. Nelson is an advertising and marketing professional with a diverse background that includes experience in both the b2b and b2c realms. He has managed national marketing projects for private and public organizations ranging from traditional direct mail efforts to modern search marketing pay per click campaigns. From April 2010 to the present, Mr. Nelson has been a marketing analyst for Yodle, a digital advertising agency. In that position, Mr. Nelson has been responsible for deploying and executing new accounts while monitoring and improving existing accounts. From August 2006 through August 2009, Mr. Nelson was a Senior Coordinator - Marketing for College Coach, a division of Bright Horizons Family Solutions LLC, in Watertown, Massachusetts. In that position, Mr. Nelson was responsible for executing marketing campaigns including all e-marketing PPC search, affiliate, and SEO initiatives. From August 2008 to June 2009, Mr. Nelson served as a consultant to ExploreAnywhere, Inc., which is now the Company's wholly-owned subsidiary, to provide advice on all aspects the comany's business operations.  From September 2005 to October 2007, Mr. Nelson served as Chief Marketing Officer for Search Rate Technologies LLC, a start-up search engine software company located in Boston, Massachusetts. Mr. Nelson graduated from the Boston College Carroll School of Management in 2006 with a Bachelors of Science Degree in marketing. Mr. Nelson has a significant entrepreneurial background and has served several start-up organizations in various capacities. In addition, Mr. Nelson is a commissioned officer graduate of the United States Army Intelligence School and is a member of the MI Corps of the United States Army. In this role, he has acquired direct experience deploying and operating computer surveillance software.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:                      February 10, 2011

EXPLORE ANYWHERE HOLDING CORP.

By:                /s/ Bryan Hammond
Name:           Bryan Hammond
Title:           President